Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES SECOND QUARTER 2007
FINANCIAL RESULTS

PALO ALTO, Calif. - May 14, 2007 - CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its fiscal 2007 second quarter ended March 30, 2007.

Total sales of $88.4 million in the second quarter of fiscal 2007, the highest quarterly sales level since the company’s inception in 1995, increased approximately two percent from the $86.9 million generated in the second quarter of fiscal 2006. For the first six months of fiscal 2007, CPI generated orders totaling $184.2 million and sales totaling $172.2 million, resulting in a book-to-bill ratio of 1.07.

In the second quarter of fiscal 2007, net income of $5.8 million, or $0.32 per share on a diluted basis, increased from the $4.3 million, or $0.29 per share on a diluted basis, generated in the second quarter of fiscal 2006. EBITDA of $16.3 million increased approximately two percent from the $16.1 million generated in the comparable quarter of the previous year.

As compared to the same quarter of the previous fiscal year, CPI’s financial results in the second quarter of fiscal 2007 did not include certain material unusual charges. In the same quarter in the previous fiscal year, the company’s financial results were impacted by move-related expenses, including indirect expenses for unfavorable overhead absorption and manufacturing variances related to the relocation of the company’s Eimac operations; favorable foreign currency hedge contracts that expired in March 2006; higher debt levels, with resulting higher interest expense; and a higher effective tax rate.

As of March 30, 2007, CPI’s cash and cash equivalents totaled $27.6 million, an increase from the $7.8 million reported as of March 31, 2006. For this 12 month period, net cash provided by operating activities totaled $21.7 million, free cash flow totaled $11.3 million and adjusted free cash flow totaled $26.9 million.

“CPI’s solid financial performance in the first half of fiscal 2007 is in line with our expectations and our previously issued guidance, and we are pleased with the growth we are generating in our orders and sales,” said Joe Caldarelli, chief executive officer. “The first two quarters of fiscal 2007 were strong, straightforward quarters for CPI, laying a healthy foundation from which to launch the second half of the fiscal year.”

Second Quarter Fiscal 2007 Sales and Orders Highlights
CPI serves the radar, electronic warfare, medical, communications, industrial and scientific markets. Key sales and orders highlights in these markets during the second quarter of fiscal 2007 included:

•
On a combined basis, in the radar and electronic warfare markets, sales decreased three percent from an aggregate of $37.6 million in the second quarter of fiscal 2006 to an aggregate of $36.3 million in the second quarter of fiscal 2007. This slight decrease was primarily due to timing. In prior periods, orders for certain U.S. and foreign defense programs were delayed, resulting in lower shipments of products for these programs in the most recent quarter. Although, the timing of orders for certain programs can result in fluctuations in sales from quarter to quarter, CPI believes that overall, long-term demand for its defense products remains robust. For the first six months of fiscal 2007, CPI’s orders and sales in the combined radar and electronic warfare markets totaled $76.3 million and $70.3 million, respectively, generating a book-to-bill ratio of 1.09 in these markets.

•
In the medical market, sales increased 21 percent to $17.0 million in the most recent quarter from $14.1 million in the second quarter of fiscal 2006. This increase was primarily driven by increases in sales of products used in magnetic resonance imaging (MRI) systems, x-ray generators for U.S. and foreign customers and products used in radiation therapy for the treatment of cancer.

•
In the communications market, sales decreased six percent from $28.6 million in the second quarter of fiscal 2006 to $27.0 million in the most recent quarter. In the second quarter of fiscal 2006, CPI had particularly strong sales of traditional satellite communications amplifiers, primarily due to large shipments of traditional amplifiers for direct-to-home broadcast applications. The decrease in communications sales in the second quarter of fiscal 2007 principally resulted from a decrease in sales of these traditional satellite communications amplifiers, including those used for direct-to-home broadcast applications. This decrease was partially offset by an increase in shipments of CPI’s newer satellite communications products, including Ka-band, or, 30 gigahertz, products used for direct-to-home broadcast and other applications.

•	Sales in CPI’s two smallest markets increased from the second quarter of fiscal 2006. In the industrial market, sales increased 21 percent to $6.4 million from $5.3 million. In the scientific market, sales increased 31 percent to $1.7 million from $1.3 million.

•
Total orders for all of CPI’s markets increased seven percent to $184.2 million in the first six months of fiscal 2007 from $172.1 million in the first six months of fiscal 2006. Orders in five of CPI’s six markets increased during the period; orders in the electronic warfare market were essentially flat. The combined book-to-bill ratio for all of CPI’s markets in the first six months of fiscal 2007 was 1.07.

Fiscal 2007 Outlook
CPI is reaffirming its previously issued financial outlook for the current fiscal year. In fiscal 2007, the company expects to generate:

•	Between $350 million and $355 million in total sales,

•	Between $1.24 and $1.30 in net income per share on a diluted basis, assuming an overall ongoing effective tax rate of approximately 38 percent,

•	Between $21.9 million and $23.0 million in net income,

•	Between $68.0 million and $70.0 million in adjusted EBITDA and

•	Between $20.0 million and $25.0 million in adjusted free cash flow.

Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Tuesday, May 15, 2007 at 11:00 a.m. (EDT) that will be simultaneously broadcast live over the Internet on the company’s Web site. To participate in the conference call, please dial (866) 543-6405, or (617) 213-8897 for international callers, enter participant pass code 70008445 and ask for the CPI International Second Quarter 2007 Financial Results Conference Call. To access the call via the Web, please visit http://investor.cpii.com.

About CPI International, Inc.
CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-cash and non-recurring items. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items. For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information; this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with certain covenants of its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; inability to obtain raw materials and components; and currency fluctuations. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except share and per share data — unaudited)

	Three Months Ended
	March 30, 2007	March 31, 2006
Sales	$88,444	$86,929
Cost of sales	60,739	61,185
Gross profit	27,705	25,744
Operating costs and expenses:
Research and development	2,352	1,941
Selling and marketing	4,799	4,680
General and administrative	5,846	4,676
Amortization of acquisition-related intangible assets	546	546
Net loss on disposition of fixed assets	40	143
Total operating costs and expenses	13,583	11,986
Operating income	14,122	13,758
Interest expense, net	5,275	6,400
Income before income taxes	8,847	7,358
Income tax expense	3,087	3,013
Net income	$5,760	$4,345

Other comprehensive income, net of tax
Net unrealized loss on cash flow hedges	(17)	(306)
Comprehensive income	$5,743	$4,039

Earnings per share - Basic	$0.35	$0.33
Earnings per share - Diluted	$0.32	$0.29

Shares used to compute earnings per share - Basic	16,253,522	13,078,954
Shares used to compute earnings per share - Diluted	17,730,318	14,784,947

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except share and per share data — unaudited)

	Six Months Ended
	March 30, 2007	March 31, 2006
Sales	$172,167	$169,308
Cost of sales	117,881	118,356
Gross profit	54,286	50,952
Operating costs and expenses:
Research and development	4,243	3,851
Selling and marketing	9,628	9,704
General and administrative	10,250	11,978
Amortization of acquisition-related intangible assets	1,094	1,094
Net loss on disposition of fixed assets	58	208
Total operating costs and expenses	25,273	26,835
Operating income	29,013	24,117
Interest expense, net	10,614	12,464
Income before income taxes	18,399	11,653
Income tax expense	6,804	5,093
Net income	$11,595	$6,560

Other comprehensive income, net of tax
Net unrealized loss on cash flow hedges	(406)	(489)
Comprehensive income	$11,189	$6,071

Earnings per share - Basic	$0.72	$0.50
Earnings per share - Diluted	$0.66	$0.44

Shares used to compute earnings per share - Basic	16,161,149	13,078,954
Shares used to compute earnings per share - Diluted	17,646,457	14,776,514

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data - unaudited)

	March 30,	September 29,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$27,605	$30,153
Restricted cash	1,937	1,746
Accounts receivable, net	47,293	43,628
Inventories	56,910	54,031
Deferred tax assets	11,560	11,520
Prepaid and other current assets	3,658	3,080
Total current assets	148,963	144,158
Property, plant, and equipment, net	65,978	63,851
Deferred debt issue costs, net	8,917	9,644
Intangible assets, net	74,268	75,489
Goodwill	147,271	147,489
Other long-term assets	558	1,128
Total assets	$445,955	$441,759

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$-	$1,714
Accounts payable	20,629	19,101
Accrued expenses	23,312	23,269
Product warranty	5,525	5,958
Income taxes payable	6,050	10,693
Advance payments from customers	6,017	6,310
Total current liabilities	61,533	67,045
Deferred income taxes	29,613	29,933
Long-term debt, less current portion	241,808	245,067
Other long-term liabilities	60	41
Total liabilities	333,014	342,086
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000,000 shares
authorized; 16,291,889 and 16,049,577 shares issued
and outstanding)	163	160
Additional paid-in capital	67,371	65,295
Accumulated other comprehensive income	273	679
Retained earnings	45,134	33,539
Total stockholders’ equity	112,941	99,673
Total liabilities and stockholders' equity	$445,955	$441,759

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands — unaudited)

	Six Months Ended
	March 30,	March 31,
	2007	2006

Cash flows from operating activities
Net cash provided by (used in) operating activities	$6,299	$(4,515)

Cash flows from investing activities
Expenses relating to sale of San Carlos property	-	(4)
Capital expenditures	(5,347)	(5,817)
Expenses relating to potential business acquisition	(119)	-
Net cash used in investing activities	(5,466)	(5,821)

Cash flows from financing activities
Proceeds from issuance of debt	-	10,000
Repayments of debt	(5,000)	-
Proceeds from issuance of common stock to employees	398	-
Proceeds from exercise of stock options	542	-
Payment of IPO financing costs		(1,374)
Stockholder distribution payments	-	(17,000)
Excess tax benefit on stock option exercises	679	-
Net cash used in financing activities	(3,381)	(8,374)

Net decrease in cash and cash equivalents	(2,548)	(18,710)
Cash and cash equivalents at beginning of period	30,153	26,511
Cash and cash equivalents at end of period	$27,605	$7,801

Supplemental cash flow disclosures
Cash paid for interest	$10,707	$12,378
Cash paid for taxes, net of refunds	$10,495	$4,607

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Six Months Ended
		March 30,	March 31,	March 30,	March 31,
		2007	2006	2007	2006
Net income		$5,760	$4,345	$11,595	$6,560
Depreciation and amortization		2,188	2,295	4,382	4,451
Interest expense, net		5,275	6,400	10,614	12,464
Income tax expense		3,087	3,013	6,804	5,093
EBITDA		16,310	16,053	33,395	28,568

Add as defined adjustments:
Stock-based compensation expense	(1)	287	-	493	1
Special bonus	(2)	-	-	-	3,250
Move-related expenses	(3)	-	1,400	-	2,523
Total adjustments		287	1,400	493	5,774
Adjusted EBITDA		$16,597	$17,453	$33,888	$34,342

Adjusted EBITDA margin	(4)	18.8%	20.1%	19.7%	20.3%
Net income margin	(5)	6.5%	5.0%	6.7%	3.9%

(1)   Represents a non-cash charge for stock options and restricted stock awards.
(2)   Represents a one-time, special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value. The special bonus was approved in December 2005 and paid in April 2006.
(3)   Represents direct costs related to the relocation of the Eimac operations from the San Carlos, Calif. facility to CPI’s Palo Alto, Calif. and Mountain View, Calif. facilities. This adjustment does not include indirect costs for overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 at CPI’s Eimac operations.
(4)   Represents adjusted EBITDA divided by sales.
(5)   Represents net income divided by sales.

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve
		Months Ended
		March 30,
		2007
Net cash provided by operating activities		$21,711
Capital expenditures		(10,443)
Free cash flow		11,268

Add as defined adjustments:
Move-related expenses, net of taxes	(1)	3,551
Income tax payments related to gain on sale of San Carlos property	(2)	4,500
Capital expenditures for expansion of Canadian facility	(3)	5,526
Special bonus, net of taxes	(4)	2,015
Total adjustments		15,592
Adjusted free cash flow		$26,860

(1)   Represents non-recurring expenditures, net of taxes, related to the Eimac relocation, including capital expenditures of $0.667 million. This adjustment does not include indirect costs for overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 at CPI’s Eimac operations.
(2)   Represents an income tax payment related to the taxable gain on the sale of CPI’s San Carlos, Calif. property.
(3)   Represents capital expenditures for the expansion of CPI’s Canadian facility.
(4)   Represents a one-time, special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value. The special bonus was approved in December 2005 and paid in April 2006.